EXHIBIT 99

SP Bancorp, Inc. Announces Financial Results for the Third Quarter of 2010

PLANO, Texas, Nov. 15, 2010 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), announced today the Bank's financial results for the quarter ended September 30, 2010. Continued growth in both assets and core earnings, coupled with improving asset quality, highlighted the Company's results this quarter. Detailed results for the quarter will be available in the Company's Quarterly Report on Form 10-Q, which is expected to be filed today and posted on the Company's website, www.shareplus.com.

"We are very pleased that in our last full quarter as a mutual savings bank, SharePlus continued to show growth in both loans and deposits, while asset quality continues to improve," said Jeff Weaver, President and Chief Executive Officer. "Our mortgage production was excellent in the quarter and our commercial lending unit continued to make steady progress in growing that portfolio. We are excited about the conversion and the Company's initial public offering, which closed on October 29, 2010 and marked a new chapter in the 52-year history of our company."

Performance Highlights

  Quarterly net income increased by $166,000, or 204.9%: Net income for the three months ended September 30, 2010, increased by $166,000, or 204.9%, to $247,000, compared to $81,000 for the three months ended September 30, 2009.
  Return on Assets and Return on Equity improves: Annualized return on average assets for the quarter ended September 30, 2010 totaled 0.43%, compared to 0.16% for the quarter ended September 30, 2009. Return on average equity was 5.70% on an annualized basis for the current quarter, compared to 1.90% for the quarter ended September 30, 2009.
  NPA ratio improved over prior quarter: Our nonperforming assets to total assets ratio was 1.91% at September 30, 2010, outperforming the SNL Bank and Thrift industry index ratio of 2.45%, and down from 2.87% at June 30, 2010.
  Net charge-offs remain less than 0.5% of average loans outstanding:  Net charge-offs for the nine months ended September 30, 2010 totaled $252,000 or 0.20% on an annualized basis to average loans outstanding.
  Continued loan growth:  Increased mortgage production caused gross loans (including loans held for sale) to increase by $12.4 million, or 7.2%, from December 31, 2009.
  Deposit growth of $25.6 million: Deposits increased by $25.6 million, or 14.8%, from December 31, 2009, fueled by money market and CD accounts, as well as deposits related to the Bank's recent mutual-to-stock conversion.

Results of Operations for the Three and Nine Months Ended September 30, 2010 and 2009

The increase in net income for the quarter ended September 30, 2010 reflected a slight increase of $77,000 in net interest income for the 2010 quarter, a $167,000 decrease in the provision for loan losses and a $246,000 increase in noninterest income, partially offset by a $240,000 increase in noninterest expense and an $84,000 increase in income tax expense.

Net income for the nine months ended September 30, 2010 was $205,000 compared to net income of $331,000 for the nine months ended September 30, 2009. Net interest income increased $291,000 to $6.0 million from $5.8 million, noninterest income increased $195,000, noninterest expense decreased $77,000 and income tax expense decreased $117,000, which were more than offset by our provision for loan losses which increased by $806,000 during the 2010 period.

Net interest income increased by $77,000, or 3.8%, to $2.1 million for the quarter ended September 30, 2010 from $2.0 million for the quarter ended September 30, 2009, as our net interest-earning assets increased to $16.3 million from $14.6 million. Partially offsetting the increase in net interest-earning assets was an 18 basis point decrease in our net interest rate spread to 3.76% from 3.94%, and a 22 basis point decrease in our net interest margin to 3.83% from 4.05%.

We recorded a provision for loan losses of $134,000 for the quarter ended September 30, 2010 compared to a provision for loan losses of $301,000 for the quarter ended September 30, 2009.

Noninterest income increased by $246,000, or 46.9%, to $770,000, due primarily to an increase in gains from the sale of mortgage loans. Noninterest expense increased $240,000, or 11.5%, to $2.3 million primarily attributable to an increase in compensation, including mortgage commissions, higher audit fees and legal expenses incurred on one nonaccrual loan.

Net interest income increased by $291,000, or 5.1%, to $6.0 million for the nine months ended September 30, 2010 from $5.8 million for the nine months ended September 30, 2009, as our net interest-earning assets increased to $15.2 million from $13.3 million

We recorded a provision for loan losses of $1.3 million for the nine months ended September 30, 2010 and a provision for loan losses of $499,000 for the nine months ended September 30, 2009.  At September 30, 2010, nonperforming loans (including troubled debt restructurings not included in nonaccrual loans), totaled $4.4 million, or 2.5% of total loans, as compared to $3.3 million, or 2.0% of total loans, at September 30, 2009. The allowance for loan losses to total loans receivable increased to 1.12% at September 30, 2010 as compared to 0.46% at September 30, 2009.

Noninterest income increased by $195,000, or 11.1%, to $2.0 million for the nine months ended September 30, 2010 primarily due to an increase in gains from the sale of investment securities and mortgage loans. Noninterest expense decreased $77,000, or 1.2%, to $6.4 million from $6.5 million .

Total assets increased $25.8 million, or 12.4%, to $233.9 million at September 30, 2010 from $208.1 million at December 31, 2009. The increase was primarily the result of an increase in total cash and cash equivalents and loans, including loans held for sale.

Net loans, including loans held for sale, increased $11.4 million, or 6.7%, to $182.9 million at September 30, 2010 from $171.5 million at December 31, 2009, as our one- to four-family residential mortgage loans increased $12.6 million to $138.0 million at September 30, 2010 from $125.4 million at December 31, 2009, primarily due to new loan originations. In contrast, consumer loans decreased $2.2 million to $11.3 million at September 30, 2010 from $13.5 million at December 31, 2009.

Deposits increased $25.6 million, or 14.8%, to $198.2 million at September 30, 2010 from $172.6 million at December 31, 2009. The increase resulted from seasonal deposit inflows from existing customers and deposits of $4.2 million held on behalf of subscribers for purchase of common stock in the recent Company stock offering.

Total equity capital was $17.6 million and $17.3 million at September 30, 2010 and at December 31, 2009, respectively. For the nine months ended September 30, 2010, we recorded net income of $205,000 and an increase in accumulated other comprehensive income of $89,000 to $174,000 at September 30, 2010 from December 31, 2009.

On October 29, 2010, SharePlus Federal Bank completed its Conversion from a federal mutual savings bank to a capital stock savings bank. SP Bancorp, Inc., was established as part of the conversion and sold 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.8 million were raised in the stock offering, after deduction of estimated conversion costs of $1.7 million and excluding $678,000 which was loaned by the Company to a trust for the Employee Stock Ownership Plan. The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering. The remaining 70,250 shares are expected to be purchased in the open market.  SP Bancorp., Inc.'s common stock is traded on the NASDAQ Capital Market under the symbol "SPBC."

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

SharePlus Federal Bank Financial Highlights
	At	At
	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)

Selected Financial Condition Data:

Total assets	$ 233,854	$ 208,132
Total cash and cash equivalents	25,336	11,717
Securities available for sale, at fair value	12,945	13,492
Loans held for sale	6,692	932
Loans, net	176,219	170,535
Premises and equipment, net	4,730	4,905
Federal Home Loan Bank of Dallas stock
and other restricted stock, at cost	1,002	1,655
Other assets (1)	6,930	4,896
Deposits	198,163	172,591
Borrowings	15,989	15,995
Equity capital	17,556	17,262

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
		(In thousands)

Selected Operating Data:

Interest income	$ 2,607	$ 2,665	$ 7,682	$ 7,891
Interest expense	523	658	1,635	2,135
Net interest income	2,084	2,007	6,047	5,756
Provision for loan losses	134	301	1,305	499
Net interest income after
provision for loan losses	1,950	1,706	4,742	5,257
Noninterest income	770	524	1,951	1,756
Noninterest expense	2,322	2,082	6,376	6,453
Income before taxes	398	148	317	560
Income tax expense	151	67	112	229
Net income	$ 247	$ 81	$ 205	$ 331

Asset Quality Ratios:

Non-performing loans to total loans	2.51%	1.95%	2.51%	1.95%
Non-performing assets to total assets	1.91%	1.68%	1.91%	1.68%
Annualized net charge-offs to average
loans outstanding	0.24%	0.18%	0.20%	0.17%
Allowance for loan losses to non-
performing loans at end of period	44.80%	23.41%	44.80%	23.41%
Allowance for loan losses to total loans
at end of period	1.12%	0.46%	1.12%	0.46%
CONTACT:  SP Bancorp, Inc.
          Jeffrey Weaver, President and CEO
          (972) 931-5311
          5224 W. Plano Parkway
          Plano, TX 75093